UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 25, 2013

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska	99518
(Address of Principal’s Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2013, the Regulatory Commission of Alaska (RCA) approved the Gas Sale and Purchase Agreement (GSPA) between Chugach Electric Association, Inc. (Chugach) and Cook Inlet Energy, LLC (CIE) filed with the RCA on September 30, 2013 and effective December 2, 2013. The RCA also approved inclusion of all gas costs incurred under the GSPA through Chugach’s fuel and purchased power cost adjustment mechanism.

The agreement may supply gas from April 1, 2014 through December 31, 2018, with an option to extend for an additional five (5) years by mutual agreement during the term of the GSPA. The GSPA with CIE provides Chugach with an opportunity to diversify its gas supply portfolio, and minimize its current dependence on the gas agreements in place with two (2) vendors. The gas that may be purchased under the GSPA with CIE is not required, however it introduces a new pricing mechanism.

The GSPA identifies and defines two types of gas purchases. Base Gas is defined by the volume of gas purchased on a firm or interruptible basis at an agreed delivery rate. Pricing for base gas purchases ranges from $6.12 to $7.31 per thousand cubic feet (Mcf). Swing Gas is gas sold to Chugach at a delivery rate in excess of the applicable Base Gas agreed delivery rate. Pricing for swing gas purchases ranges from $7.65 to $9.14 per Mcf.

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description

10.76	Gas Sale and Purchase Agreement between the Registrant and Cook Inlet Energy, LLC

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 27, 2013	CHUGACH ELECTRIC ASSOCIATION, INC.

	By:	/s/ Paul R. Risse
Paul R. Risse acting for
Bradley W. Evans
Chief Executive Officer